
Bahama
BOAT WORKS
TWIN VEE
WIZZ BANGER
VALUE

# TWIN VEE
## POWERCATS CO.

Nasdaq | VEEE

Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Number 333-292661
1/12/2026

# Forward Looking Statements

This presentation contains "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934 or the Exchange Act. All statements other than statements of historical facts contained in this presentation, including statements regarding our strategy, future operations, future financial position, future revenue, prospects, plans, objectives of management and expected market growth are forward looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the "forward looking statements.

The words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "will," and similar expressions are intended to identify forward looking statements, although not all forward looking statements contain these identifying words. These "forward looking statements" are only predictions, and we may not actually achieve the plans, intentions or expectations disclosed in our "forward looking statements," so you should not place undue reliance on our "forward looking statements." Actual results or events could differ materially from the plans, intentions and expectations disclosed in the "forward looking statements" we make. We have based these "forward looking statements" largely on our current expectations and projections about future events and trends that we believe may affect our business, financial condition and operating results. These and other risks and uncertainties are described more fully in the section titled "Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, or other periodic filings which have been filed with the Securities and Exchange Commission ("SEC"). "Forward looking statements" contained in this presentation are made as of this date, and we undertake no duty to update such information except as required under applicable law. You may access these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov.

The "forward looking statements" included in this presentation represent our views as of the date of this presentation. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these "forward looking statements" at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these "forward looking statements" as representing our views as of any date subsequent to the date of this presentation.

This presentation contains estimates made, and other statistical data published, by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this presentation from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industry in which we operate that are subject to a high degree of uncertainty. We caution you not to give undue weight to such projections, assumptions and estimates.

This presentation highlights basic information about us and the proposed offering. Because it is a summary, it does not contain all of the information that you should consider before investing. We have filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this presentation relates. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and, when available, the final prospectus and other documents we have filed with the SEC for more complete information about us and the offering.

You may access these documents for free by visiting EDGAR on the SEC Website at http://www.sec.gov. The preliminary prospectus is available on the SEC Web site at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact ThinkEquity, Prospectus Department, 17 State Street, 41st Floor, New York, New York 10004, telephone: (877) 436-3673 or e-mail: prospectus@think-equity.com.

This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction

# Driving Growth, Diversified & Scalable

## Three Brands. One Mission.

Build an industry-leading, multi-brand marine manufacturing powerhouse. Fast track new product launches with in-house CNC tooling, and modernize marine retail by streamlining the new and used boat buying customer experience.

**Twin Vee PowerCats**

**Bahama Boat Works**

**Wizz Banger Dealerships**

**Wizz Banger Value App**



# Recognized Multi-Hull Technology for 30+ Years

TWIN VEE PowerCats Co.

TWIN VEE

- A well-known power-catamaran manufacturer
- Over 10,000 boats produced
- 6 new dealers with 12 locations added in 2025
- Power catamaran industry segment anticipated to grow from $2.8B to $4.6B by 2033
- The 30–40 ft offshore family/fishing class drives nearly 40% of the segment's revenue.
- 24–40 ft offshore center consoles is the fastest-growing segment in saltwater boating.

Source : www.datahorizzonresearch.com



# Return to Year Over Year Revenue Growth

TWIN VEE POWERCATS CO.

## Quarterly Net Sales



2024
2025
$5,276,343
$3,612,291
$4,326,821
$4,755,618
$2,901,318
$3,428,977
$1,884,035
$3,000,000*
March
June
Sep
Dec

| March | June | Sep | Dec |
|---|---|---|---|
| -33% | +10% | +18% | +59% |

* Statements relating the unaudited financial results for the year ended 2025 are unaudited, representing management's estimates based on information available as of the date of this presentation, and are subject to change as additional information becomes available and analyses are performed. See Forward-Looking Statements on page 2.



**Three consecutive quarters of growth YoY**

- Field inventory declined from a 2024 peak of 140 units to 52 units by year-end 2025.
- Production backlog is at its highest level in over 12 months.
- 2025 combined sales of approximately 140 legacy field inventory units and 90 units produced in 2025, indicates annual demand of approximately 230 units.
- With aged inventory mostly sold, we believe that demand for our product is expected to transition to new Twin Vee factory production orders.
- New BayCat 22 has sold out in several key dealer locations as the new model gains traction.
- 400 GFX dealer inventory has reduced from 8 units to 3.


TWIN VEE

## Twin Vee is ready with capacity and new products.

**For the past three years Twin Vee has:**

- Expanded its manufacturing footprint to 100,000 sqft
- Introduced 5 new products
- Acquired iconic Bahama Boat Works
- Readied factory for capacity to produce over 700 units annually

# GFX2 Model Lineup

**CENTER** CONSOLE


400GFX2

**CENTER** CONSOLE


340GFX2

**CENTER** CONSOLE


280GFX2

**DUAL** CONSOLE


280GFX2

**CENTER** CONSOLE


260GFX2

**CENTER** CONSOLE


240GFX2

**DUAL** CONSOLE


240GFX2

# STX Model Lineup

**CENTER** CONSOLE


Coming soon!
400STX

**CENTER** CONSOLE


Coming soon!
340STX

**CENTER** CONSOLE


280STX

**CENTER** CONSOLE


260STX

**CENTER** CONSOLE


240STX

TWIN VEE POWERCATS Co.

BAYCAT 22

The BayCat line was relaunched in Q2 2025. This iconic model combines exceptional stability, efficiency, and versatility, ideal for anglers and leisure boaters alike.

Available in two trim levels:
**GFX2 and STX**

| | |
|---|---|
| **LOA** | 22’ |
| **Beam** | 7’8” |
| **Draft** | 14’ |
| **Max HP** | 200 HP |
| **Fuel Cap** | 60 gal |
| **Livewell** | 25 gal (2) |


Boat Trader
BEST CATAMARAN
2025
FL 4658NZ
TWIN VEE

Bahama™ BOAT WORKS

# Excellence in Offshore Center-Console Boats

Bahama Boat Works has built a reputation as one of the premier makers of luxury offshore center-console fishing boats.

- **Factory-Direct Margin Expansion**
  Captures full retail spread and drives higher gross margins.
- **Direct Consumer Ownership**
  One-to-one customer relationship improves pricing power, brand loyalty and repeat purchases.
- **Proven Brand With Scalable Demand**
  Bahama's offshore heritage and performance pedigree translate into organic demand, loyal buyers, and efficient growth.



# Bahama Model Lineup


NEW

Bahama 25


NEW

Bahama 29



Bahama 35



Bahama 37



Bahama 41



Bahama 41GT

Bahama BOAT WORKS

# Current Dealer Network

TWIN VEE POWERCATS CO.



Milwaukee
Madison
Grand Rapids
Lansing
London
Hamilton
Buffalo
NEW YORK
Albany
HAMPSHIRE
MASSACHUSETTS
Providence
CONNECTICUT
RI
Nantucket
Sioux City
Rockford
Kalamazoo
Detroit
Chicago
Ann Arbor
IOWA
Cedar Rapids
Des Moines
Davenport
Naperville
Cleveland
Akron
Omaha
Lincoln
Grand Island
Fort Wayne
Peoria
Pittsburgh
PENNSYLVANIA
Harrisburg
New York
Philadelphia
ILLINOIS
Springfield
Champaign
INDIANA
OHIO
Dayton
Columbus
Indianapolis
Bloomington
Cincinnati
MARYLAND
NEW JERSEY
Washington
Fairfax
DELAWARE
Ocean City
Manhattan
Kansas City
Columbia
St. Louis
Olathe
KANSAS
MISSOURI
Louisville
Lexington
Evansville
WEST VIRGINIA
Wichita
Mark Twain National Forest
KENTUCKY
Richmond
VIRGINIA
Joplin
Springfield
Paducah
Bowling Green
Roanoke
Norfolk
Virginia Beach
Branson
Tulsa
CHEROKEE NATION
Nashville
Knoxville
Greensboro
Durham
OKLAHOMA
Oklahoma City
Jonesboro
TENNESSEE
Pigeon Forge
Asheville
NORTH CAROLINA
Charlotte
Norman
Conway
Memphis
Chattanooga
Greenville
CHICKASAW NATION
CHOCTAW NATION
ARKANSAS
Huntsville
Wilmington
SOUTH CAROLINA
Myrtle Beach
Atlanta
Augusta
MISSISSIPPI
Birmingham
Tuscaloosa
Dallas
Fort Worth
Tyler
Shreveport
ALABAMA
Montgomery
GEORGIA
Charleston
Jackson
Savannah
Waco
Austin
LOUISIANA
Biloxi
Pensacola
Destin
Tallahassee
Jacksonville
New Orleans
Gulf Shores
Panama City Beach
St. Augustine
Houston
Gainesville
San Antonio
Sugar Land
Galveston
Daytona Beach
Orlando
Tampa
Kissimmee
FLORIDA
Sarasota
Fort Myers
West Palm Beach
Naples
Miami
Corpus Christi
Gulf of Mexico
The Bahamas
Honolulu
Kailua-Kona

TWIN VEE

Bahama BOAT WORKS

**Dealer Locations**

Boater's World MARINE CENTERS WE HOST A BOAT SHOW EVERY DAY!

RIDDLE MARINE

FLORIDA'S FAMILY MARINE

Nautical Yacht Group BROKERAGE | CHARTER | MANAGEMENT

Ashley MARINE

NuWave MARINE

PERFORMANCE EAST INC

CRYSTAL RIVER MARINE

AQUAVEE MARINE

BUZZARDS BAY yacht sales

VIP BOATS AND YACHTS

Spellmans Marine

7 MARINE

BEACHLINE Marine your exit for boat sales

RYCO MARINE

OAKDALE YACHT CLUB

Nasdaq | VEEE

MADE IN USA

# America-Made Manufacturing

Twin Vee operates a large-scale composite boat building facility in Fort Pierce, FL.

**Featuring in-house:**

- ➔ Hull construction
- ➔ Engineering
- ➔ Wiring
- ➔ Metalwork
- ➔ Upholstery
- ➔ Full quality control

Advanced composite tooling and precision processes that ensure consistent, high-quality builds.

CNC 5-axis router, cranes, airflow tech, resin systems: ready to scale.

TWIN VEE POWERCATS CO.



## 5-Axis CNC Machine

- Allows us to manufacture the plugs and molds for new models in-house
- Speeds up development of new models by 40%, while lowering costs by 33%
- Supports better controls, lower costs, and is faster to market


After Infusion
Finished Part

## Advanced Vacuum Resin Infusion

This manufacturing method includes many key benefits through innovative and technologically advanced production methods.

- **Lighter** - precise measurements of materials
- **Stronger** - applying resin evenly
- **Faster** - production times

# Wizz Banger Boats Monetizing Excess Capacity


WIZZ
BANGER
-BOATS-
*Graphical rendering of our initial location at our existing facility*

Two primary components:

- **Wizz Banger Boats, a related physical retail location intended to be established at our Fort Pierce, Florida headquarters.**
- **The Wizz Banger Value App, which utilizes AI and multi-source data inputs to generate independent, condition-specific valuation assessments of new and used boats.**

**Wizz Banger Boat Dealership will be a physical and digital sales engine that turns undervalued boats into premium retail products. Capturing an untapped spread in the used-boat ecosystem, while also showcasing Twin Vee and Bahama boats.**

The objective of Wizz Banger is to reduce valuation inconsistencies across the marine industry, improve transparency and shorten the time required for consumers to obtain financing approvals.

**Minimal real estate cost for first location**
Wizz Banger will operate on Twin Vee's existing property—minimal additional lease costs, and minimal buildout, or setup expense.

**High-visibility location**
Prime US-1 frontage in Fort Pierce with 10,000+ vehicles daily, driving organic traffic and awareness.

**Asset-efficient scale**
Leverages Twin Vee's existing staff, infrastructure, and capacity—minimal added overhead to ramp the dealership.

WIZZ BANGER BOATS



*Graphical rendering of our initial location at our existing facility*

**Capital-Efficient Growth Channel**
Structured to operate within existing facilities and staffing, adding margin revenue stream without incremental fixed-cost expansion.

**Factory-Direct Launch for Bahama Boat Works**
Launch Bahama Boat Works as a direct-to-consumer product, capturing dealer margin and improving gross margin with disciplined capital deployment.

**Trade-In Monetization Using Existing Capacity**
Trade-ins that are refurbished, powered, and resold using current fiberglass, rigging, and engine capabilities, avoiding new infrastructure spend.

**Leveraging Existing Physical Location**
Retail presence is established at the Fort Pierce US-1 facility, maximizing visibility and throughput while utilizing already-incurred real estate and operating expenses.

**Minimal Incremental Spend, Higher Margin Output**
Growth is driven by higher revenue per transaction and improved margin contribution, not by increased marketing, headcount, or facility expansion.

**Disciplined Ecosystem Expansion**
Wizz Banger Sales integrates cleanly into the existing operating footprint, adding margin and cash generation without signaling a shift toward additional spending.

# Wizz Banger Boats Monetize a Market Blind Spot


Re-power
Rewire
Reupholster
$$ Re-sell $$

- Quality fiberglass hulls keep value for decades.
- Older premium boats (e.g., Boston Whaler) often sell near new prices or lesser discount to new
- Wear occurs in replaceable parts—engines, wiring, electronics, upholstery, trailers—not in the hull.
- Most boats share the same bolt-on components, making upgrades standardized and efficient.
- Wizz Banger seeks to upgrade used hulls into high-margin, like-new retail inventory at low cost.

# Balance Sheet Summary & Pre-Offering Cap Table

TWIN VEE POWERCATS CO.

| Summary Balance Sheet | As of 9/30/2025 |
|---|---|
| **Cash and cash equivalents** | $2,704,571 |
| **Total assets** | $18,894,710 |
| **Total liabilities** | $2,963,090 |
| **Total stockholders' equity** | $15,931,620 |

| Pre-Offering Cap Table | |
|---|---|
| **Common Stock** | 2,237,299 |
| **Restricted Stock Units** | 16,032 |
| **Options**<br>(Weighted average exercise price: $22.59) | 282,577 |
| **Warrants**<br>(Weighted average exercise price: $56.87) | 56,237 |



# Investment Highlights

**Two Brands With Market-Share Potential**
Twin Vee PowerCats + Bahama Boat Works positioned in the strongest offshore segments (cats + premium monohulls).

**CapEx Already Deployed**
Investors enter *after* modernization—future capital now drives revenue, not infrastructure spend.

**Deep Product Pipeline Already in Motion**
Bahama 23, 25, 29 launching; full Bahama family in development; Twin Vee models expanding in parallel.

**Clean Balance Sheet**
No long-term debt except a small SBA COVID loan ($2,500/mo payment).

**Trading Below Replacement Cost**
Stockholders equity of ~$15.9mm vs market cap of ~$6.1mm as of 9/30/2025.

**Operating Leverage Inflection**
Fixed costs largely absorbed; incremental volume drives disproportionate margin expansion.

**Dealer-led Growth Model**
Expanding dealer network increases velocity, lowers inventory risk, and stabilizes demand cycles.

**Wizz Banger**
A dealership and technology platform intended to modernize the process of buying, selling, trading, and financing boats.



# Appendix

# Income Statements

TWIN VEE POWERCATS Co.

| | Quarter Ended September 30, | | | |
|---|---|---|---|---|
| | 2025 | 2024 | $ Change | % Change |
| Net Sales | $ 3,428,977 | $ 2,901,318 | $ 527,659 | 18% |
| Cost of Products Sold | $ 3,474,206 | $ 3,046,975 | ($ 427,231) | (14%) |
| Gross (Loss) Profit | $ (45,229) | $ (145,657) | $ 100,428 | 69% |
| Operating Expenses | $ 2,731,466 | $ 2,966,160 | $ 234,694 | 8% |
| Loss from Operation | $ (2,776,695) | $ (3,111,817) | $ 335,122 | 11% |
| Other Income | $ 21,182 | $101,910 | $ (80,728) | (79%) |
| Net Loss | $ (2,755,513) | $ (3,009,907) | $254,394 | 8% |
| Basic and Dilutive Income per Share of Common Stock | $ (1.23) | $ (2.64) | $ 1.41 | 53% |
| **Weighted Average Number of Shares of Common Stock Outstanding** | **2,237,299** | **952,000** | | |

TWIN VEE POWERCATS CO.

## Reconciliation of Adjusted net loss to GAAP net loss for the three months ended September 30,

| | Q3 2025 | Q3 2024 |
|---|---|---|
| Net Loss | $ (2,755,513) | $ (3,009,907) |
| Stock Based Compensation | 63,897 | 278,867 |
| Depreciation & Amortization | 419,825 | 440,458 |
| Loss on lease termination | 4,478 | - |
| Impairment of property & equipment | 360,151 | - |
| **Adjusted net (loss)** | $ (1,907,162) | $ (2,290,582) |



# Income Statements

TWIN VEE POWERCATS CO.

| | Nine Months Ended Sep 30 | | | |
|---|---|---|---|---|
| | 2025 | 2024 | $ Change | % Change |
| Net Sales | $11,796,886 | $12,504,482 | $(707,596) | (6%) |
| Cost of Products Sold | $10,650,948 | $12,170,486 | $1,519,538 | 12% |
| Gross (Loss) Profit | $1,145,938 | $333,996 | $811,942 | 243% |
| Operating Expenses | $7,277,533 | $10,648,096 | $3,370,563 | 32% |
| Loss from Operation | $(6,131,595) | $(10,314,100) | $4,182,505 | 41% |
| Other Income | $111,771 | $449,802 | ($338,031) | (75%) |
| Net Loss | $(6,019,824) | $(9,864,298) | $3,844,474 | 39% |
| Basic and Dilutive Income per Share of Common Stock | $(3.21) | $(7.50) | $4.30 | 57% |
| **Weighted Average Number of Shares of Common Stock Outstanding** | 1,877,506 | 952,000 | | |

# Adjusted Net Loss

TWIN VEE POWERCATS CO.

## Reconciliation of Adjusted net loss to GAAP net loss for the nine months ended September 30,

| | 2025 | 2024 |
|---|---|---|
| Net Loss | $ (6,019,824) | $ (9,864,298) |
| Stock Based Compensation | 179,493 | 1,022,894 |
| Depreciation & Amortization | 1,287,048 | 1,300,697 |
| Loss on lease termination | 57,903 | - |
| Impairment of property & equipment | 360,151 | 1,674,000 |
| **Adjusted net (loss)** | $ (4,135,229) | $ (5,866,707) |



TWIN VEE
POWERCATS CO.



Nasdaq | VEEE

**CONTACT:**

3101 South US Highway 1
Fort Pierce, Florida 34982
Phone: 772-429-2525
www.TwinVee.com

***THANK YOU FOR YOUR CONSIDERATION***